Exhibit 99.1

FOR RELEASE

Date: April 20, 2023

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record High Net Income for the Nine Months Ended March 31, 2023

Catskill, N.Y. – April 20, 2023- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2023, which is the third quarter of the Company’s fiscal year ending June 30, 2023.  Net income for the three and nine months ended March 31, 2023 was $8.1 million, or $0.48 per basic and diluted share, and $24.3 million, or $1.43 per basic and diluted share, respectively, as compared to $7.2 million, or $0.42 per basic and diluted share, and $21.2 million, or $1.24 per basic and diluted share, for the three and nine months ended March 31, 2022, respectively. All share and per share information throughout this release has been retroactively adjusted to reflect the 2-for-1 stock split effected on March 23, 2023. Net income increased $3.1 million, or 14.9%, when comparing the nine months ended March 31, 2023 and 2022.

Highlights:
•	Net Income: $24.3 million for the nine months ended March 31, 2023
•	Total Assets: $2.7 billion at March 31, 2023
•	Return on Average Assets: 1.26% for the nine months ended March 31, 2023
•	Return on Average Equity: 19.51% for the nine months ended March 31, 2023

Donald Gibson, President & CEO stated: “Over the past quarter there has been a great amount of turmoil in the banking sector. Given the current turmoil, we have benefited from our long-term record of solid performance, which includes fourteen consecutive years of record income. I would like to highlight that we remain focused on our long-term strategy which has served us well. We continue to grow and build deep long lasting relationships in all three of our primary lines of business which include retail, commercial and municipal banking. We also remain focused on our local markets in the Hudson Valley Region and Capital District Region in New York State.

As a result, for the quarter ending March 31, 2023, we have achieved record high net income for the nine months and have also reached record high levels for deposits, loans, and total assets.

Lastly, I am proud to report that on March 22, 2023, we were included as a member in S&P Global IQ’s®, Best Performing Community Banks of 2022 in the Northeast Under $10 Billion in Assets. Ranking was based on seven metrics and financials for the year ended December 31, 2022.”

Total consolidated assets for the Company were $2.7 billion at March 31, 2023, primarily consisting of $1.4 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.5 billion at March 31, 2023, consisting of retail, business and municipal banking relationships.

Selected highlights for the three and nine months ended March 31, 2023 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.1 million to $15.2 million for the three months ended March 31, 2023 from $14.1 million for the three months ended March 31, 2022. Net interest income increased $4.1 million to $47.0 million for the nine months ended March 31, 2023 from $42.9 million for the nine months ended March 31, 2022. The increase in net interest income was the result of growth in the average balance of interest-earning assets, which increased $166.8 million and $227.0 million when comparing the three and nine months ended March 31, 2023 and 2022, respectively, and increases in interest rates on interest-earning assets, which increased 89 and 52 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively. The increase in net interest income was offset by increases in the average balance of interest-bearing liabilities, which increased $180.9 million and $237.6 million when comparing the three and nine months ended March 31, 2023 and 2022, respectively, and increases in rates paid on interest-bearing liabilities, which increased 96 and 60 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively.

Average loan balances increased $245.3 million and $231.9 million and the yield on loans increased 59 and 13 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively. The increase in yield on loans for the nine months ended March 31, 2023, was partially offset due to the fee income recognized on Paycheck Protection Program (“PPP”) loans for the nine months ended March 31, 2022. Excluding the PPP loan fees, loan yields increased 46 basis points when comparing the nine months ended March 31, 2023 and 2022. Average securities decreased $15.1 million and increased $73.1 million and the yield on such securities increased 24 and 55 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively.  Average interest-bearing bank balances and federal funds decreased $66.0 million and $80.2 million and the yield increased 509 and 381 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively.

The cost of NOW deposits increased 111 and 69 basis points, the cost of certificates of deposit increased 132 and 94 basis points, and the cost of savings and money market deposits increased 6 and 1 basis points when comparing the three and nine months ended March 31, 2023 and 2022, respectively. The increase in the cost of interest-bearing liabilities was also due to growth in the average balance of interest-bearing liabilities of $180.9 million and $237.6 million, most notably due to an increase in NOW deposits of $129.6 million and $139.1 million, an increase in average borrowings of $53.3 million and $50.7 million, and an increase in average certificates of deposits of $16.5 million and $26.4 million, when comparing the three and nine months ended March 31, 2023 and 2022, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three and nine months ended March 31, 2023, as the Federal Reserve Board raised interest rates throughout the calendar year 2022 and in the first quarter of calendar year 2023.
•
Net interest rate spread and margin both decreased when comparing the nine months ended March 31, 2023 and 2022. Net interest rate spread decreased 7 and 8 basis points to 2.31% and 2.43% for the three and nine months ended March 31, 2023 compared to 2.38% and 2.51% for the three and nine months ended March 31, 2022, respectively. Net interest margin increased 2 basis points to 2.43%, for the three months ended March 31, 2023 compared to 2.41% for the three months ended March 31, 2022. Net interest margin decreased 1 basis point to 2.53%, for the nine months ended March 31, 2023 compared to 2.54% for the nine months ended March 31, 2022. The decrease during the current quarter was due to the higher interest rate environment, which resulted in higher rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on loans and securities, as they reprice at higher yields and the interest rates earned on new balances were higher than the historic low levels.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.66% and 2.56% for the three months ended March 31, 2023 and 2022, respectively, and was 2.73% and 2.69% for the nine months ended March 31, 2023 and 2022, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to a benefit of $944,000 and a charge of $163,000 for the three months ended March 31, 2023 and 2022, respectively, and amounted to a benefit of $1.2 million and a charge of $2.4 million for the nine months ended March 31, 2023 and 2022, respectively. The benefit for the three and nine months ended March 31, 2023 was due to a decrease in the balance and reserve percentage on loans adversely classified, as loans were upgraded due to improvements in credit quality and loans were paid off during the quarter. This was partially offset by the growth in gross loans and increases in qualitative factors in the current quarter related to the economic environment as inflation continues to be high and the impact that higher interest rates have on borrowers. Loans classified as substandard or special mention totaled $36.6 million at March 31, 2023 and $52.1 million at June 30, 2022, a decrease of $15.5 million.  Reserves on loans classified as substandard or special mention totaled $4.8 million at March 31, 2023 compared to $9.6 million at June 30, 2022, a decrease of $4.8 million. There were no loans classified as doubtful or loss at March 31, 2023 or June 30, 2022. Allowance for loan losses to total loans receivable was 1.50% at March 31, 2023 compared to 1.82% at June 30, 2022.

•
Net charge-offs amounted to $190,000 and $108,000 for the three months ended March 31, 2023 and 2022, respectively, an increase of $82,000. Net charge-offs totaled $407,000 and $360,000 for the nine months ended March 31, 2023 and 2022, respectively. There were no significant charge offs in any loan segment during the three and nine months ended March 31, 2023.

•
Nonperforming loans amounted to $4.7 million and $6.3 million at March 31, 2023 and June 30, 2022, respectively. The decrease in nonperforming loans during the period was primarily due to $1.3 million in loan repayments, $134,000 in loans returning to performing status, and $508,000 in charge-offs or transfers to foreclosed, partially offset by $293,000 of loans placed into nonperforming status. At March 31, 2023 nonperforming assets were 0.19% of total assets compared to 0.25% at June 30, 2022. Nonperforming loans were 0.34% and 0.51% of net loans at March 31, 2023 and June 30, 2022, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $154,000, or 5.3%, to $3.1 million for the three months ended March 31, 2023 compared to $2.9 million for the three months ended March 31, 2022. Noninterest income decreased $20,000, or 0.2%, to $9.1 million for the nine months ended March 31, 2023 compared to $9.1 million for the nine months ended March 31, 2022. The decrease for the nine month period was primarily due to a decrease in investment service income and a net loss on sale of available for sale securities. This was partially offset by an increase in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards and the number of deposit accounts, and the income from bank owned life insurance.

•
Noninterest expense increased $1.5 million or 18.5%, to $9.9 million for the three months ended March 31, 2023 compared to $8.3 million for the three months ended March 31, 2022. Noninterest expense increased $4.0 million, or 16.2%, to $28.6 million for the nine months ended March 31, 2023, compared to $24.6 million for the nine months ended March 31, 2022. The increase during the three and nine months ended March 31, 2023 was primarily due increases in salaries and employee benefits expense due to new positions created during the period to support the Company’s growth. The increase during the nine months ended March 31, 2023 was also due to a non-recurring litigation reserve expense of $1.2 million.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 13.7% and 15.0% for the three and nine months ended March 31, 2023, respectively, and 15.6% and 15.2% for the three and nine months ended March 31, 2022, respectively. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate was the result of an increase in tax-exempt income proportional to total income.

Balance Sheet Summary
•	Total assets of the Company were $2.7 billion at March 31, 2023 and $2.6 billion at June 30, 2022, an increase of $157.4 million, or 6.1%.
•
Cash and due from banks for the Company were $178.3 million at March 31, 2023 and $69.0 million at June 30, 2022, an increase of $109.3 million, or 158.4%. The Company increased the overall cash position to bolster the current liquidity position in response to the current turmoil in the banking sector.

•
Securities available-for-sale and held-to-maturity decreased $116.1 million, or 9.9%, to $1.1 billion at March 31, 2023 as compared to $1.2 billion at June 30, 2022. The decrease was the result of utilizing maturing investments to fund loan growth during the period and due to the increase in unrealized loss on available-for-sale securities of $2.3 million. Securities purchases totaled $146.5 million during the nine months ended March 31, 2023 and consisted primarily of $144.5 million of state and political subdivision securities. Principal pay-downs and maturities during the nine months ended March 31, 2023 amounted to $256.4 million, primarily consisting of $229.8 million of state and political subdivision securities, and $24.2 million of mortgage-backed securities.

•
Net loans receivable increased $159.0 million, or 12.9%, to $1.4 billion at March 31, 2023 from $1.2 billion at June 30, 2022.  The loan growth experienced during the nine months consisted primarily of $107.1 million in commercial real estate loans, $14.0 million in residential real estate loans, $2.3 million in residential construction and land loans, $3.4 million in multi-family loans, and $25.1 million in commercial construction loans.

•
Deposits totaled $2.5 billion at March 31, 2023 and $2.2 billion at June 30, 2022, an increase of $259.7 million, or 11.7%. NOW deposits increased $265.2 million, or 17.9%, and certificates of deposits increased $80.6 million, or 197.5% when comparing March 31, 2023 and June 30, 2022. Included within certificates of deposits at March 31, 2023 and June 30, 2022 were $74.6 million and $7.2 million in brokered certificates of deposits, respectively, an increase of $67.4 million. The additional brokered deposits were obtained in an abundance of caution to support the Company’s overall liquidity and cash position, in response to the current turmoil in the banking sector. Money market deposits decreased $30.5 million, or 19.4%, savings deposits decreased $32.4 million, or 9.4%, and noninterest-bearing deposits decreased $23.2 million, or 12.3% when comparing March 31, 2023 and June 30, 2022.

•
Borrowings for the Company amounted to $49.4 million at March 31, 2023 compared to $173.0 million at June 30, 2022, a decrease of $123.6 million.  At March 31, 2023, borrowings consisted of $49.4 million of Fixed-to-Floating Rate Subordinated Notes.

•
Shareholders’ equity increased to $178.7 million at March 31, 2023 from $157.7 million at June 30, 2022, resulting primarily from net income of $24.3 million, partially offset by dividends declared and paid of $1.6 million and an increase in accumulated other comprehensive loss of $1.7 million. As of March 31, 2023, capital levels remain strong for The Bank of Greene County and its subsidiary Greene County Commercial Bank.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2023	2022	2023	2022
Interest income	$21,933	$15,305	$61,101	$46,729
Interest expense	6,707	1,218	14,118	3,790
Net interest income	15,226	14,087	46,983	42,939
Provision for loan losses	(944)	163	(1,199)	2,431
Noninterest income	3,059	2,905	9,052	9,072
Noninterest expense	9,856	8,314	28,604	24,612
Income before taxes	9,373	8,515	28,630	24,968
Tax provision	1,282	1,327	4,305	3,789
Net income	$8,091	$7,188	$24,325	$21,179

Basic and diluted EPS	$0.48	$0.42	$1.43	$1.24
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share [4]	$0.070	$0.065	$0.210	$0.195

Selected Financial Ratios
Return on average assets[1]	1.25%	1.19%	1.26%	1.21%
Return on average equity[1]	18.61%	18.10%	19.51%	18.09%
Net interest rate spread[1]	2.31%	2.38%	2.43%	2.51%
Net interest margin[1]	2.43%	2.41%	2.53%	2.54%
Fully taxable-equivalent net interest margin[2]	2.66%	2.56%	2.73%	2.69%
Efficiency ratio[3]	53.90%	48.93%	51.05%	47.32%
Non-performing assets to total assets			0.19%	0.16%
Non-performing loans to net loans			0.34%	0.34%
Allowance for loan losses to non-performing loans			450.87%	562.46%
Allowance for loan losses to total loans			1.50%	1.88%
Shareholders’ equity to total assets			6.55%	6.22%
Dividend payout ratio[4]			14.69%	15.73%
Actual dividends paid to net income[5]			6.76%	7.21%
Book value per share			$10.49	$9.22

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and nine months ended March 31, 2023 and 2022, 4.44% for New York State income taxes for the three and nine months ended March 31, 2023 and 2022. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended March 31,		For the nine months ended March 31,
(Dollars in thousands)	2023	2022	2023	2022
Net interest income (GAAP)	$15,226	$14,087	$46,983	$42,939
Tax-equivalent adjustment	1,400	865	3,808	2,440
Net interest income (fully taxable-equivalent basis)	$16,626	$14,952	$50,791	$45,379

Average interest-earning assets	$2,502,802	$2,336,019	$2,479,919	$2,252,913
Net interest margin (fully taxable-equivalent basis)	2.66%	2.56%	2.73%	2.69%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, September 30, 2022, December 31, 2022 and March 31, 2023. Dividends declared during the three months ended March 31, 2021 and June 30, 2022 were paid to the MHC.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At March 31, 2023	At June 30, 2022
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$178,322	$69,009
Long term certificate of deposit	4,581	4,107
Securities- available for sale, at fair value	316,864	408,062
Securities- held to maturity, at amortized cost	736,983	761,852
Equity securities, at fair value	295	273
Federal Home Loan Bank stock, at cost	1,461	6,803

Gross loans receivable	1,409,447	1,251,987
Less: Allowance for loan losses	(21,155)	(22,761)
Unearned origination fees and costs, net	29	129
Net loans receivable	1,388,321	1,229,355

Premises and equipment	14,532	14,362
Bank owned life insurance	54,714	53,695
Accrued interest receivable	13,992	8,917
Foreclosed real estate	462	68
Prepaid expenses and other assets	18,574	15,237
Total assets	$2,729,101	$2,571,740

Liabilities and shareholders’ equity
Noninterest bearing deposits	$164,532	$187,697
Interest bearing deposits	2,307,791	2,024,907
Total deposits	2,472,323	2,212,604

Borrowings from FHLB, short-term	-	123,700
Subordinated notes payable	49,449	49,310
Accrued expenses and other liabilities	28,651	28,412
Total liabilities	2,550,423	2,414,026
Total shareholders’ equity	178,678	157,714
Total liabilities and shareholders’ equity	$2,729,101	$2,571,740
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

The above information is preliminary and based on the Company’s data available at the time of presentation.